Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2013 FIRST QUARTER RESULTS

First Quarter 2013 Highlights Include:

•	Revenues Advance 19 Percent to New First Quarter High of $139.5 Million from $117.4 Million

•	Gross Margin Climbs $13.1 Million from $11.9 Million in Last Year’s Initial Period—A New First-Quarter Record

•	Net Income Rises 31 Percent to $3.5 Million Before Effect of $1.2 Million RFG Performance-Based Earn-Out Consideration Expense, Reducing Net Income to $2.7 Million—Unchanged from Last Year

•	Fresh Unit Volume Climbs 40 Percent, Paced by 36 Percent Increase in Avocados, 132 Percent Jump in Tomatoes

•	CEO Cole Forecasts Record Fiscal 2013 Net Income, Per-Share Results

SANTA PAULA, Calif. (March 5, 2013)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and an expanding provider of value-added fresh food, today reported that fiscal 2013 first quarter revenues and gross margin climbed to new first quarter records paced by sharply higher unit volume in its Fresh business segment and robust year-over-year top-line growth in its Renaissance Food Group, LLC (RFG) business segment. Net income increased 31 percent year-over-year, before giving effect to approximately $1.2 million in performance-based earn-out consideration expense related to the June 2011 acquisition of RFG.

Net income for the three months ended January 31, 2013 before the effect of the RFG performance-based earn-out consideration expense registered $3.5 million, equal to $0.24 per diluted share, versus $2.8 million, or $0.19 per diluted share in the first quarter last year. Including the RFG consideration expense, net income stood unchanged at $2.7 million, equal to $0.18 per diluted share. Revenues advanced 19 percent to $139.5 million in the most recent quarter from $117.4 million in the fiscal 2012 first period.

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Calavo Growers Announces Fiscal 2013 First Quarter Operating Results/2-2-2

First-quarter gross margin rose 10 percent to $13.1 million, or 9.4 percent of total sales, from $11.9 million, or 10.1 percent of total sales, in the like period one year ago. Income from operations in the most recent quarter totaled $4.3 million, a modest decrease from $4.4 million in the initial period one year ago.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo delivered excellent operating results in the first quarter with each of the company’s three business segments—Fresh, Calavo Foods and RFG—registering higher revenues to pace our performance. Of particular note, we sold 36 percent more cartons of fresh avocados quarter-over-quarter—nearly 900,000 additional units or about 22 million pounds—reflective of the steady rise in demand. Furthermore, in line with expectations, we saw a sharp recovery in fresh tomato volume and pricing over last year’s market glut, with units sold rising 132 percent, to augment results in the Fresh business segment.

“While first quarter net income was constrained by the $1.2 million performance-based earn-out consideration recorded for the RFG transaction, we view this as a positive occurrence: RFG is exceeding performance targets established as part of its acquisition by Calavo. In the short run, the performance-based consideration expense reduces net income; taking in the bigger picture, however, RFG is exceeding our expectations and making a solid incremental contribution to the company’s results.”

First-quarter revenues in Calavo’s Fresh business segment advanced 20 percent to $85.1 million from $71.1 million in the initial period of fiscal 2012. Sharply higher year-over-year volume of fresh avocados in the marketplace, specifically Mexican-sourced fruit, has resulted in modest easing of prices. Total Fresh segment volume soared by nearly 1.3 million units, or 40 percent, to 4.5 million units in the most recent quarter from 3.2 million units in the like period one year ago. Fresh segment gross margin in the first quarter totaled $6.8 million, equal to 8 percent of sales. This compares with segment gross margin of $6.0 million, or 8.4 percent of sales, in the fiscal 2012 first quarter.

Calavo Foods business segment revenues totaled $11.9 million in the most recent quarter, a six percent increase from $11.2 million in the like period last year. Gross

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Calavo Growers Announces Fiscal 2013 First Quarter Operating Results/3-3-3

margin totaled $3.1 million, equal to 25.9 percent of segment sales, versus $3.4 million, or 30.2 percent of Calavo Foods segment sales in the year-ago initial period. The company noted that moderating prices of Mexican avocados are anticipated to positively impact Calavo Foods segment results in subsequent quarters of fiscal 2013.

Revenues in the RFG business segment jumped 22 percent year-over-year to $42.5 million from $35.0 million. The company noted that the revenue growth came during what is historically RFG’s slowest quarter and is principally attributable to increased sales of cut-fruit and vegetables, as well as deli products. RFG gross margin in the most recent quarter totaled $3.3 million, equal to 7.7 percent of segment sales, which compares with $2.5 million, or 7.2 percent of segment sales in the corresponding fiscal 2012 period. Year-over-year improvement in gross margin reflects primarily operating efficiencies resulting from unit-volume gains.

As referenced at the outset, pursuant to the terms of its RFG acquisition, which triggered certain accounting treatment, Calavo performs a quarterly review of the related contingent consideration liability account and revalues this contingent consideration obligation to its estimated fair value. As a result of its most recent review, the company recorded a $1.2 million performance-based earn-out consideration expense, equal to about $0.06 per diluted share, during the first quarter of fiscal 2013 which has been recorded in selling, general and administration (SG&A) expenses. The first-quarter SG&A expense reflects an increase in the probability of future performance-based cash earn-out payments by Calavo to RFG’s former owners owing to the success of the transaction. Increases or decreases in the fair value of this contingent consideration obligation can result from factors such as changes in the assumed timing and amount of revenue and expense estimates or changes in assumed discount periods and rates.

Total SG&A in the most recent quarter equaled $8.8 million versus $7.5 million last year, principally due to the above-referenced contingent consideration related to the purchase of RFG. Even after accounting for the RFG performance-based earn-out consideration expense, SG&A as a percentage of total revenues improved slightly to 6.3

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Calavo Growers Announces Fiscal 2013 First Quarter Operating Results/4-4-4

percent in the fiscal 2013 first quarter from 6.4 percent in the corresponding period last year. SG&A as a percentage of gross margin rose to 67 percent in the first quarter versus 63 percent one year ago.

Outlook

Looking ahead, CEO Cole said that Calavo has begun the year “with considerable velocity behind the operating performance in each of its business units and I am enormously optimistic that momentum will continue to build in the subsequent quarters of fiscal 2013.”

He continued, “Based upon initial indicators, I have every confidence that Calavo will post record net income and per-share results in fiscal 2013. The fresh avocado business will deliver volumes—both the domestic harvest and Mexican crop—significantly above last year as consumer demand continues to boom. We view the industry forecast of at least 1.65 billion pounds, up from 1.4 billion pounds last year, with great enthusiasm. As the year progresses, this substantial volume is expected to feed production efficiencies that prove beneficial to our operating performance. Moreover, our company’s recently completed expansion at its Uruapan, Michoacán, Mexico facility, enables Calavo to aggressively pursue a larger share of the market resulting from the increased supply—I believe we are well positioned for growth.”

Turning to the Calavo Foods business segment, Cole stated that he believes “the segment is poised to deliver sharply higher revenues in fiscal 2013. That revenue growth will begin to register on the top line during the second quarter and then accelerate significantly over the balance of the fiscal year as sales in-roads gain traction to both retail and food-service categories.

“With respect to RFG,” Cole continued, “this fast-growth business unit continues to justify every expectation, as the first-quarter performance-based earn-out indicates. I call RFG an energizing part of Calavo—both for its just-in-time distribution and speed and breadth of product innovation. Most significantly, RFG is contributing to both the company’s top and bottom lines, proving itself as the accretive acquisition we anticipated.

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Calavo Growers Announces Fiscal 2013 First Quarter Operating Results/5-5-5

“Calavo’s performance across its business segments continues to validate our strategic blueprint. We will stay the course and look forward with anticipation to the balance of the fiscal year,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo Foods’ wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without

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limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2012. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 31, 2013	October 31, 2012
Assets
Current assets:
Cash and cash equivalents	$9,067	$7,103
Accounts receivable, net of allowances of $2,967 (2013) and $3,221 (2012)	48,367	38,870
Inventories, net	22,331	22,948
Prepaid expenses and other current assets	8,013	7,190
Advances to suppliers	1,324	2,369
Income taxes receivable	2,807	2,762
Deferred income taxes	2,222	2,222

Total current assets	94,131	83,464
Property, plant, and equipment, net	50,966	50,562
Investment in Limoneira Company	37,596	38,841
Investment in unconsolidated entities	520	520
Goodwill	18,262	18,262
Other assets	14,949	16,242

	$216,424	$207,891

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$5,985	$8,475
Trade accounts payable	9,498	7,898
Accrued expenses	27,832	22,237
Short-term borrowings	32,780	20,170
Dividend payable	—	9,612
Current portion of long-term obligations	5,329	5,416

Total current liabilities	81,424	73,808
Long-term liabilities:
Long-term obligations, less current portion	12,073	13,039
Deferred income taxes	10,179	10,665

Total long-term liabilities	22,252	23,704
Commitments and contingencies
Noncontrolling interest	331	357
Total shareholders’ equity	112,417	110,022

	$216,424	$207,891

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended January 31,
	2013	2012
Net sales	$139,499	$117,394
Cost of sales	126,375	105,492

Gross margin	13,124	11,902
Selling, general and administrative	8,821	7,495

Operating income	4,303	4,407
Interest expense	(252)	(298)
Other income, net	138	237

Income before provision for income taxes	4,189	4,346
Provision for income taxes	1,508	1,694

Net income	2,681	2,652
Add: Net loss attributable to noncontrolling interest	26	27

Net income attributable to Calavo Growers, Inc.	$2,707	$2,679

Calavo Growers, Inc.’s net income per share:
Basic	$0.18	$0.18

Diluted	$0.18	$0.18

Number of shares used in per share computation:
Basic	14,834	14,772

Diluted	14,854	14,789

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended January 31, 2013
Net sales	$85,067	$11,930	$42,502	$139,499
Cost of sales	78,298	8,842	39,235	126,375

Gross margin	$6,769	$3,088	$3,267	$13,124

Three months ended January 31, 2012
Net sales	$71,136	$11,279	$34,979	$117,394
Cost of sales	65,167	7,871	32,454	105,492

Gross margin	$5,969	$3,408	$2,525	$11,902

For the three months ended January 31, 2013 and 2012, inter-segment sales and cost of sales for Fresh products totaling $9.8 million and $5.0 million were eliminated in consolidation. For three months ended January 31, 2013 and 2012, inter-segment sales and cost of sales for Calavo Foods totaling $3.1 million and $2.9 million were eliminated in consolidation.